UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 16, 2018

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Joint Venture Formation and LLC Agreement

On February 16, 2018, Green Plains Partners LP, the Delaware limited partnership formed by Green Plains Inc. (the “partnership”), and Delek Logistics Partners LP (“DKL”) announced the formation of a joint venture and entered into the Limited Liability Company Agreement (“LLC Agreement”) of DKGP Energy Terminals LLC (“DKGP JV”). Upon the closing of the Acquisition (described below), DKGP JV will conduct the business of the joint venture, including (i) owning and operating the Terminals (as defined below), (ii) acquiring and operating DKL’s existing terminals also located in Caddo Mills, Texas and North Little Rock, Arkansas, and (iii) any other activities approved by DKGP JV’s committee members (the “Committee”).

Under the DKGP JV LLC Agreement, the partnership has certain rights and obligations, including but not limited to, the right or obligation: (i) to appoint two out of four members of the Committee, (ii) to contribute its pro rata percentage of the purchase price upon the closing of the Acquisition, and (iii) to fund additional capital contributions in accordance with the percentage interest upon mutual agreement by the partnership and DKL. DKL will manage the day-to-day operations of the Terminals.

Membership Interest Purchase Agreement

On February 16, 2018, DKGP JV entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with AMID Merger LP, an affiliate of American Midstream Partners LP (the “Seller”), pursuant to which DKGP JV agreed to acquire (the “Acquisition”) all of the membership interests of AMID Refined Products LLC (“AMID”). Through subsidiaries, AMID owns the assets of the North Little Rock Refined Products Terminal and the assets of Caddo Mills Refined Products Terminal (collectively, the “Terminals”).

DKGP JV will acquire AMID for approximately $138.5 million, plus working capital adjustments. The Acquisition is expected to close in the next 90 to 120 days, subject to customary closing conditions and regulatory approvals. Green Plains Partners will contribute $81.75 million in cash for its 50% stake in DKGP JV, not including working capital adjustments. When completed, the Terminals, including DKL’s existing terminals, will have approximately 1.8 million barrels of storage capacity, access to major pipelines and railroads and the ability to transload a variety of products including gasoline, diesel, biodiesel, distillates, and ethanol.

The Purchase Agreement contains various representations, warranties and covenants of DKGP JV and Seller that are customary in transactions of this type. The closing of the Acquisition is subject to satisfaction or waiver of customary specified conditions, including the material accuracy of the representations and warranties of DKGP JV and the Seller and obtaining any necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Purchase Agreement contains certain customary termination rights for both DKGP JV and the Seller, including the rights of either party to terminate in the event that the Acquisition has not been completed by June 30, 2018, subject to certain exceptions.

Copies of the LLC Agreement and Purchase Agreement are filed with this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary of the material terms of these agreements does not purport to be a complete description thereof and is qualified in its entirety by the full text of the agreements.

Item 7.01.	Regulation FD Disclosure.

On February 20, 2018, the partnership issued a press release announcing DKGP JV’s acquisition of the Terminals, which is included as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Number	Description

2.1(a)	Membership Interest Purchase Agreement, dated as of February 16, 2018, by and between AMID Merger LP and DKGP Energy Terminals LLC

2.1(b)	Guaranty Agreement (Buyer), dated as of February 16, 2018, by and between Delek Logistics Partners, LP and Green Plains Partners LP

2.1(c)	Guaranty Agreement (Seller), dated as of February 16, 2018, by and between American Midstream Partners, LP and DKGP Energy Terminals LLC

10.1	Limited Liability Agreement of DKGP Energy Terminals LLC

99.1	Press Release dated February 20, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: February 20, 2018	By:	/s/ John Neppl
John Neppl
Chief Financial Officer
(Principal Financial Officer)